Tortoise Capital Resources Corp. Announces 2nd Quarter Distribution

FOR IMMEDIATE RELEASE

LEAWOOD, Kan.– May 12, 2009 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company’s second quarter 2009 distribution of $0.13 per share, a decrease of $0.10 from the prior quarter. The distribution will be paid on June 1, 2009 to stockholders of record on May 22, 2009.

The company’s second quarter distribution decreased primarily due to reductions in the distributions from two of its portfolio holdings.  Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) recently announced a decrease in its distribution from $0.41 to $0.025 per common unit. TTO holds 977,470 common units of EROC as part of its original investment in EROC prior to its public offering and as partial consideration for the sale of Millennium Midstream Partners, LP, including shares held in escrow.  The effect of this decrease impacted TTO’s distributable cash flow by $0.05 per share.

Abraxas Energy Partners L.P., a private company investment, recently announced they would suspend paying a cash distribution until their existing subordinated credit facility is renewed, impacting TTO’s distributable cash flow by an additional $0.02 per share.

High Sierra Energy, LP, TTO’s largest holding, declared a cash distribution of $0.61, which represents approximately $0.07 of TTO’s distributable cash flow this quarter. High Sierra’s future cash distributions, however, may be uncertain unless they are able to secure a long-term credit facility.

During the current quarter, TTO reduced its position in existing publicly-traded holdings and used approximately 50 percent of the sales proceeds to reduce the amount outstanding under its bank credit facility.  The company used the remaining sales proceeds to purchase publicly-traded MLPs which may provide a more predictable distribution in the future.

We continue to speak with lenders regarding the renewal of our existing credit facility which matures on June 20, 2009.  The company’s ability to pay future distributions will likely be dependent on renewal or replacement of this facility under terms consistent with the existing revolver.

Expected Treatment of Distribution

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of the company’s earnings and profits after its year-end.  Based on current financial information, this distribution is estimated to consist of 15-20 percent ordinary income and the remainder as return of capital for book purposes.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of April 30, 2009, the adviser had approximately $1.9 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.  Any distribution paid in the future to our stockholders will depend on the actual performance of the company’s investments, its costs of leverage and other operating expenses and will be subject to the approval of the company’s Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com